As filed with the Securities and Exchange Commission on December 19, 2006.
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAL DIVE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	61-1500501 (I.R.S. Employer Identification No.)

400 N. Sam Houston Parkway E., Suite 1000 Houston, Texas (Address of Principal Executive Offices)	77060 (Zip Code)
CAL DIVE INTERNATIONAL, INC. 2006 LONG TERM INCENTIVE PLAN,
AND
CAL DIVE INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Lisa Manget Buchanan
400 N. Sam Houston Parkway E., Suite 1000
Houston, Texas 77060
(Name and Address of Agent For Service)
(281) 618-0400
(Telephone Number, Including Area Code, of Agent For Service )
Copies to:
Arthur H. Rogers, Esq.
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Telephone: (713) 651-5421
Facsimile: (713) 651-5246
Calculation of Registration Fee

Title of Each Class of		Proposed Maximum
Securities To Be		Offering Price Per	Proposed Maximum	Amount of
Registered	Amount To Be Registered (1)	Share (2)	Aggregate Offering Price (2)	Registration Fee
Common Stock, $0.01 par value	8,500,000 shares	$12.10	$102,850,000	$11,004.95

(1)	This Registration Statement also covers an additional indeterminable number of shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required under the Cal Dive International, Inc. 2006 Long Term Incentive Plan or the Cal Dive International, Inc. Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock, as reported by the New York Stock Exchange on December 18, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Cal Dive International, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
(a)	The prospectus of the Registrant filed with the Commission pursuant to Rule 424(b) under the Securities Act, dated December 14, 2006, with respect to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609).

(b)	The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 11, 2006, which incorporates by reference the description of the Registrant’s common stock included in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, including any amendments or reports filed for the purpose of updating such description, which is also hereby incorporated by reference.
     All documents filed by the Registrant with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
     Not applicable.
ITEM 5. Interests of Named Experts and Counsel.
     Not applicable.
ITEM 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware provides as follows:
     A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     As permitted by the Delaware General Corporation Law, the amended and restated certificate of incorporation of the Registrant includes a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s amended and restated certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and that it is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
     The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.
ITEM 7. Exemption from Registration Claimed.
     Not applicable.
ITEM 8. Exhibits.

Exhibit
Number		Description of Exhibit
4.1	—	Form of Amended and Restated Certificate of Incorporation of Cal Dive International, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, as amended).
4.2	—	Form of Amended and Restated Bylaws of Cal Dive International, Inc. (Incorporated herein by reference to Exhibit 3.2 to the to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, as amended).
4.3	—	Form of Specimen Common Stock certificate of Cal Dive International, Inc. (Incorporated herein by reference to Exhibit 4.1 to the to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, as amended).
5.1*	—	Opinion of Fulbright & Jaworski L.L.P. regarding the validity of the securities being registered.
23.1*	—	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1)
23.2*	—	Consent of Ernst & Young LLP
23.3*	—	Consent of Deloitte & Touche LLP
24*	—	Power of Attorney (included on signature page)

*	Filed herewith.

ITEM 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on December 19, 2006.

CAL DIVE INTERNATIONAL, INC. (Registrant)
By:	/s/ Lisa Manget Buchanan
	Name:	Lisa Manget Buchanan
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lisa Manget Buchanan and G. Kregg Lunsford and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Owen Kratz	Director
/s/ Martin R. Ferron Martin R. Ferron	Director	December 19, 2006
/s/ William L. Transier William L. Transier	Director	December 19, 2006
/s/ Todd A. Dittmann Todd A. Dittmann	Director	December 19, 2006
/s/ David E. Preng David E. Preng	Director	December 19, 2006
/s/ Quinn J. Hébert Quinn J. Hébert	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2006
/s/ G. Kregg Lunsford G. Kregg Lunsford	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 19, 2006

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit
4.1	—	Form of Amended and Restated Certificate of Incorporation of Cal Dive International, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, as amended).
4.2	—	Form of Amended and Restated Bylaws of Cal Dive International, Inc. (Incorporated herein by reference to Exhibit 3.2 to the to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, as amended).
4.3	—	Form of Specimen Common Stock certificate of Cal Dive International, Inc. (Incorporated herein by reference to Exhibit 4.1 to the to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134609), initially filed with the Commission on May 31, 2006, as amended).
5.1*	—	Opinion of Fulbright & Jaworski L.L.P. regarding the validity of the securities being registered.
23.1*	—	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1)
23.2*	—	Consent of Ernst & Young LLP
23.3*	—	Consent of Deloitte & Touche LLP
24*	—	Power of Attorney (included on signature page)

*	Filed herewith.